NOMURA PARTNERS FUNDS, INC.

ARTICLES OF AMENDMENT

CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(a)(2)

Nomura Partners Funds, Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to provide that the series of capital stock of the Corporation currently designated as the “International 130/30 Equity Fund” series is hereby changed to and redesignated as the “International Growth Equity Fund” series.

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article FIRST of these Articles of Amendment are not changed by these Articles of Amendment.

THIRD: A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on April 30, 2009, adopted a resolution authorizing the amendment of the Charter of the Corporation as described above. The amendment is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders.

[signatures begin on next page]

IN WITNESS WHEREOF, Nomura Partners Funds, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on this 17th day of June, 2009; and its Chief Executive Officer acknowledges that these Articles of Amendment are the act of Nomura Partners Funds, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	NOMURA PARTNERS FUNDS, INC.

/s/ Raphael Monroe-Wise	/s/ William L. Givens
Name: Raphael Monroe-Wise	Name: William L. Givens
Title: Assistant Secretary	Title: Chief Executive Officer

2